EXHIBIT 2.3A

BRIX STUDENT HOUSING REIT, INC.

ARTICLES OF AMENDMENT

Brix Student Housing REIT, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article II of the charter of the Corporation (the "Charter") is hereby amended (the "Name Change") to change the name of the Corporation to:

BRIX REIT, Inc.

SECOND: The foregoing Name Change amendment was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law ("MGCL") without action by stockholders.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 13th day of December, 2018.

BRIX STUDENT HOUSING REIT, INC.

By:	/s/ HAROLD HOFER
Name: Harold Hofer
Title: Chief Executive Office
ATTEST:

By:	/s/ JEAN HO
Name: Jean Ho
Title: Secretary